Exhibit 3.1

LIGHTSTONE REAL ESTATE INCOME TRUST INC.

ARTICLES OF AMENDMENT

Lightstone Real Estate Income Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The definition of “Roll-Up Transaction” in Article IV of the charter of the Corporation (the “Charter”) is hereby amended by deleting it in its entirety and replacing it with the following:

“ROLL-UP TRANSACTION” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Company and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:

(a)	a transaction involving securities of the Company that have been for at least twelve (12) months listed on a national securities exchange; or

(b)	a transaction involving the conversion to corporate, trust or association form of only the Company, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)	the voting rights of the holders of the Shares;
(ii)	the term of existence of the Company;
(iii)	Sponsor or Advisor compensation; or
(iv)	the Company’s investment objectives.

SECOND: Section 8.11 of the Charter is hereby amended by deleting it in its entirety and replacing it with the following:

SECTION 8.11   REIMBURSEMENT FOR TOTAL OPERATING EXPENSES. The Company may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however, that the Company shall not reimburse the Advisor at the end of any fiscal quarter for Total Operating Expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of two percent (2%) of Average Invested Assets or twenty-five percent (25%) of Net Income (the “2%/25% Guidelines”) for such year. The Independent Directors shall have the fiduciary responsibility of limiting Total Operating Expenses to amounts that do not exceed the 2%/25% Guidelines unless they have made a finding that, based on such unusual and non-recurring factors that they deem sufficient, a higher level of expenses (an “Excess Amount”) is justified. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meetings of the Board. Within sixty (60) days after the end of any fiscal quarter of the Company for which there is an Excess Amount which the Independent Directors conclude was justified and reimbursable to the Advisor, there shall be sent to the Stockholders a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified. If the Independent Directors do not determine that excess expenses are justified, the Advisor shall reimburse the Company at the end of the twelve month period the amount by which the annual expenses paid or incurred by the Company exceeded the 2%/25% Guidelines.

THIRD: The amendments to the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the sole stockholder of the Corporation as required by law.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer, and attested by its General Counsel and Secretary, on this 9th day of June, 2015.

ATTEST:		LIGHTSTONE REAL ESTATE INCOME TRUST INC.

By:	/s/ Joseph Teichman	By:	/s/ David Lichtenstein	(seal)
	General Counsel and Secretary		Chief Executive Officer
	Joseph Teichman		David Lichtenstein

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